Exhibit 99.1

Contacts:	Jack Lief	Carolyn Wang
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	415.946.1065
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Announces Pricing of

Public Offering of Common Stock

SAN DIEGO, December 8, 2006 — Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) announced today the pricing of its public offering of 11,500,000 shares of its common stock at a public offering price of $13.21 per share.  All of the shares are being offered by Arena.  The underwriters have a 30-day option to purchase up to an additional 1,725,000 shares of common stock to cover over-allotments, if any.

CIBC World Markets Corp. is acting as sole book-running manager in this offering. Cowen and Company, LLC and Piper Jaffray & Co. are acting as co-lead managers. Needham & Company, LLC, Leerink Swann & Co., Inc., Fortis Securities LLC, Morgan Joseph & Co. Inc. and Oppenheimer & Co. Inc. are acting as co-managers.

Registration statements relating to these securities have become effective by order or rule of the Securities and Exchange Commission.  Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com, by fax at 212-667-6303, or by mail at CIBC World Markets Corp., Attn: USE Prospectus Department, 9th floor, 622 3rd Ave., NY, NY 10016.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

###